Exhibit 5.1
[LETTERHEAD OF JEAN F. RANKIN]
April 4, 2006
Agere Systems Inc.
Lehigh Valley Central Campus
1110 American Parkway NE
Allentown, Pennsylvania 18109
Ladies and Gentlemen:
With reference to the registration statement on Form S-8 which Agere Systems Inc. (the “Company”) proposes to file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering up to 5,700,000 shares of common stock (including the related Preferred Stock Purchase Rights) of the Company (the “Shares”) which may be offered and sold by the Company under the Agere Systems Inc. 2001 Long Term Incentive Plan and up to 300,000 Shares which may be offered and sold by the Company under the Agere Systems Inc. Non-Employee Director Stock Plan (collectively, the “Plans”), which Shares, under the terms of the Plans may be authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise, I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of Shares thereunder, will be legally issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

Very truly yours,

/s/ Jean F. Rankin

Jean F. Rankin